LMKI FILES FORMAL COMPLAINT IN SUPERIOR COURT OF CALIFORNIA AGAINST FORMER EXECUTIVE MANAGEMENT

IRVINE, CALIFORNIA ? January 25, 2001 ? LMKI (OTCBB:LMKI), a single source Managed Service Provider (MSP), today announced that it has filed a formal complaint in the Superior Court of California for the County of Orange - Central Justice Center against William J. Kettle, Adela M. Kettle, John W. Diehl Jr., and Robert C. Weaver, Jr. The filed action alleged the following causes-of-action:

Breach of Director's Fiduciary Duty
Breach of Officer's Fiduciary Duty
Conspiracy
Negligence
Intentional Misrepresentation
Negligent Misrepresentation
Accounting
Unjust Enrichment
Declaratory Relief

Current management does not believe the above allegations have affected in any way the company's results of operations or financial statements as recently reported. The complaint is a matter of public record, case # 01CC01315.

About LMKI

LMKI (OTCBB: LMKI) is a single source Managed Service Provider (MSP) specializing in Private Networking, Broadband Internet Access, Internet and Intranet based Web Hosting, Hosted Application Services, Intelligent Routing and Content Delivery Services, Network and Systems Management, and Professional Services. LMKI's extensive experience in deploying enterprise private networking solutions has resulted in a proprietary technology called REAL PRIVATE NETWORK(TM) (RPN) (TM). Our RPN(TM) Infrastructure enables customers to outsource all of their business communications needs, while ensuring the highest level of security and reliability. Our solutions offer unparalleled value through our proprietary network design and enabling technologies, which efficiently leverage our partners' network capacity.

More information regarding LMKI may be found at www.lmki.net or by sending e-mail to investor@lmki.net. For sales inquiries, send e-mail to sales@lmki.net, for agent inquiries, send e-mail to agent@lmki.net.
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"Safe Harbor" statement under the Private Securities Litigation Reform Act of
1995: Except for historical information, the matters discussed in this news release may be considered forward- looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal, success of marketing efforts and other risks detailed from time to time in the company's SEC reports. The company assumes no obligation to update the information in this release.

Company Contact:
Investor Relations
LMKI, Inc.
(949) 794-3000
investor@lmki.net
www.lmki.net